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                                                                   Exhibit 10(v)

EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY
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CHANGE IN CONTROL SEVERANCE POLICY


PARTICIPANT:


SCOPE: This policy applies to Designated Officers of EMPHESYS Financial Group, Inc. and Employers Health Insurance.

PURPOSE: To provide a uniform policy that will insure the retention of Key Individuals during a possible transitionary phase to any new form of ownership and to provide a uniform policy for the administration of severance benefits for designated individuals in the event of a "Change in control" as defined in this policy.

ELIGIBILITY:    Termination of employment after a "Change in Control". In the event that an employee covered under the scope of this policy is terminated by the company while this policy is in effect within eighteen months following a Change in Control (as defined in this policy) with or without good cause; or if employee terminates their own employment within 6 months after a 25% or more reduction in base annual salary following a Change of Control, the company shall (1) pay to Employee an amount equal to their current annual base salary accrued through the date the termination becomes effective, (2) pay to employee an amount equal to their Management Incentive Bonus accrued through the date the termination becomes effective (3) pay to the employee an amount equal to the benefits shown in the benefits section of this policy. The payment of this severance shall be made in the form of a salary continuance for the period specified in the schedule and will also provide for the continuance of current medical insurance and life insurance for the same period of time. The severance paid under this plan will be paid in lieu of any severance benefits provided under any other company provided severance plans.

BENEFITS:       Employees covered under the scope of this policy shall be
                eligible for continuation of Base Salary and Benefits for Six/Nine Months from the date of termination.

DEFINITION:     For the purposes of this policy, "Change in Control" shall be deemed to have occurred if, during, of following the consummation of, a stock purchase plan, tender offer, exchange offer, merger, consolidation, sale of assets, contested election or any combination of the foregoing transactions, any person, entity, or group of persons acting in concert, directly or indirectly, (i) acquires ownership of the power to vote 40% of the voting securities of EFG and one or more of its representatives are elected to the Board, (ii) acquires ownership of the power to vote in excess of 50% of the voting powers of EFG, or (iii) otherwise acquires effective control of the business and affairs of EFG; provided however, that acquisition of shares pursuant to the initial public offering of EFG shall not be used to compute the percentage ownership for purposes of defining Change of Control.

REQUIREMENTS:   In order to receive the benefits under this policy, the covered employee must agree in writing to the Settlement Agreement and General Release that will be provided in advance of the receiving of any benefits. Such employee will not receive any of the described benefits or any other severance benefits in the absence of executing and agreeing to the Letter and Agreement.

MISCELLANEOUS:  This policy statement is intended as an overview of the benefits provided. In the case of any discrepancies, the actual language of the Settlement Agreement and General Release shall be the binding language. This policy will be administered by the Chief Executive Officer and the Vice President and Human Resources.